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                                                                   Exhibit 10.28

July 3, 1997




Michael Seashols
2805 St. James Road
Belmont, CA 94002

Dear Mike:

Thank you for your interest in joining ENlighten Software Solutions, Inc. as Chairman of the Board. We feel you will be a tremendous asset to the Company. As such, I'd like to extend the invitation for board membership to you at this time. This offer is subject to formal approval of the full Board of Directors.

The terms we are proposing for your relationship with the Company is outlined below:

In addition to your regular work schedule of at least one day per week, we anticipate that there will be four regular board meetings per year and perhaps special meetings called throughout the year as situations requiring such meetings arise. Reasonable travel and other expenses in connection with your activities will be reimbursed to you under normal Company policies. Included in your compensation package will be 100,000 non-qualified options which will allow you to purchase ENlighten Software Solutions, Inc. common stock at $1.01 per share. These options will vest monthly with full vesting one year from the date of grant. Accelerated vesting of these options will occur upon a change in control of the Company, or the occurrence of an Acceleration Event, as defined below. The term of your initial board membership will be for one year. The Company will sign a standard indemnity agreement with you and has industry standard Directors and Officers insurance for a company of our size.

In addition to the initial option grant, you will be afforded the opportunity of an additional grant of 100,000 non-qualified options during your term as Chairman upon the occurrence of an Acceleration Event, as defined below. These options will be granted at 85% of fair market value on the date of the Acceleration Event, and will provide monthly vesting with full vesting two years from date of grant.

You will be granted an additional 100,000 non-qualified options provided the Company and you mutually agree that you continue serving as Chairman for an additional year, effective September 1, 1998. These options will be granted at 85% fair market value on September 1, 1998, and will provide monthly vesting with full vesting two years from date of grant.


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Mr. Michael Seashols
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As used in this document, an "Acceleration Event" is defined as the occurrence of one of the following:

        - the ninety day rolling average of the stock price of the Company exceeds $6.00 per share; or

        -       two of the following three events occur

                -       completion of a satisfactory sale of the Tandem business

                -       obtaining outside equity financing for the Company the

                - consummation of two (2) strategic deals with major partners

We are very excited about your joining the board and look forward to working with you in the years to come. If this proposal is acceptable, please sign and return a copy of this letter to me.

Very truly yours,
ENlighten Software Solutions, Inc.



Peter J. McDonald
Chairman and CEO

ACCEPTED:



_________________________________           Date: _________________